Exhibit 99.1

MGT Capital Reports Financial Results for the Second Quarter ending June 30, 2015

HARRISON, NY (August 17, 2015) MGT Capital Investments, Inc. (NYSE MKT: MGT) today reported financial and operational results for the three and six-month periods ended June 30, 2015.

Financial and Operational Results

For the three months ended June 30, 2015, revenues from our fantasy sports business were $249,000, up 15% from the $217,000 recorded in the first quarter of this year. Second quarter 2015 revenues were down 12% from the same quarter in 2014, as the Company adopted a strategy to reduce overlay in its guaranteed contests. As a result, the gross margin from gaming operations was $153,000 (61% of revenue), up 32% as compared to $116,000 (41% of revenue) for the same period last year, and up 20% sequentially from the first quarter 2015 gross margin of $127,000 (58% of revenue).

Total operating expenses for the second quarter 2015 were down 39% year over year, and down over 30% sequentially from the first quarter of this year. Operating loss improved to ($855,000) in the second quarter of 2015, compared to ($1.5 million) in the year ago second quarter, and ($1.3 million) in this year’s first quarter.

For the six months, ended June 30, 2015, gaming revenues were up 43%, and gross margin from gaming was up 157%, with the six month gross margin improving to 60% of revenue, as compared to 34% of revenue for the same period last year.

Management Commentary and Outlook

As reported on Forms 8–K, filed with the Securities and Exchange Commission on June 12, 2015, July 6, 2015 and July 20, 2015, the Company has entered into an Asset Purchase Agreement (as amended) for the sale of its fantasy sports assets to a group managed by Sportech PLC. Under the terms of the Agreement, at closing, the Company will receive over $4.3 million in cash plus a 10% residual equity ownership in the buyer. The necessary fundraising for the deal is being led by Macquarie Capital Markets Canada Ltd., although there can be no assurance that Macquarie will be successful prior to the expected closing date on or before August 31, 2015.

About MGT Capital Investments, Inc.

MGT Capital and its subsidiaries operate social and real money gaming sites online and in the mobile space, including ownership of the 3rd largest daily fantasy sports wagering platform, DraftDay.com.  The Company also offers games of skill through MGTplay.com and social casino games with SlotChamp™. MGT also launched Daily Fantasy Legend in partnership with Facebook to become the first daily fantasy sports platform on social media.  In addition, the Company owns intellectual property relating to slot machines and has asserted its claims via patent infringement lawsuits.

Forward-looking Statements

This press release contains forward-looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” MGT’s financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Company Contact

MGT Capital Investments, Inc.

Robert Traversa, Chief Financial Officer

rtraversa@mgtci.com

914-630-7431

MGT CAPITAL INVESTMENTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per–share amounts)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,097	$1,455
Accounts receivable	12	5
Prepaid expenses and other current assets	123	172
Note receivable	251	–
Total current assets	1,483	1,632

Non–current assets
Restricted cash	39	138
Property and equipment, at cost, net	26	43
Intangible assets, net	2,117	2,417
Goodwill	6,444	6,444
Other non–current assets	–	2
Total assets	$10,109	$10,676

Liabilities
Current liabilities
Accounts payable	$324	$245
Accrued expenses	152	180
Player deposit liability	742	952
Other payables	2	2
Total current liabilities	1,220	1,379

Total liabilities	1,220	1,379

Commitments and contingencies
Redeemable convertible preferred stock – Temporary equity
Preferred stock, series A convertible preferred, $0.001 par value; 1,416,160 and 1,416,160 shares authorized at June 31, 2015 and December 31, 2014, respectively; 10,296 and 9,993 shares issued and outstanding at June 31, 2015 and December 31, 2014, respectively	–	–
Stockholders' equity
Undesignated preferred stock, $0.001 par value; 8,583,840 and 8,583,840 shares authorized at June 31, 2015 and December 31, 2014, respectively. No shares authorized, issued and outstanding at March 31, 2015 and December 31, 2014 respectively	–	–
Common Stock, $0.001 par value; 75,000,000 shares authorized; 14,116,999 and 10,731,160 shares issued and outstanding at June 31, 2015 and December 31, 2014, respectively	14	11
Additional paid–in capital	310,108	308,288
Accumulated other comprehensive loss	(281)	(281)
Accumulated deficit	(301,285)	(299,163)
Total stockholders' equity	8,556	8,855
Non–controlling interests	333	442
Total equity	8,889	9,297

Total stockholders' equity, liabilities and non–controlling interest	$10,109	$10,676

MGT CAPITAL INVESTMENTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share and per-share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenues
Licensing	$12	$37	$12	$80
Gaming	249	283	466	325
	261	320	478	405
Cost of revenues
Gaming	96	167	186	216

Gross margin	165	153	292	189

Operating expenses
General and administrative	981	1,536	2,369	2,800
Sales and marketing	39	91	118	108
Research and development	–	53	–	113
	1,020	1,680	2,487	3,021

Operating loss	(855)	(1,527)	(2,195)	(2,832)

Other non–operating (expense) / income
Interest and other income	5	2	(36)	5

Net loss before income taxes and non–controlling interest	(850)	(1,525)	(2,231)	(2,827)

Income tax (expense) / benefit	–	1	–	11

Net loss before non–controlling interest	$(850)	$(1,524)	(2,231)	(2,816)

Net loss attributable to non–controlling interest	(1)	133	109	303

Net loss attributable to MGT Capital Investments, Inc.	$(851)	$(1,391)	$(2,122)	$(2,513)

Per–share data:
Basic and diluted loss per share	$(0.06)	$(0.15)	$(0.17)	$(0.28)

Weighted average number of common shares outstanding	13,578,181	9,057,867	12,373,621	8,921,935